Exhibit 10.13

Non-Employee Director Compensation Summary

The compensation program for non-employee directors of Momenta Pharmaceuticals, Inc. (the “Company”) is summarized as follows:

Grant of Options Upon Appointment

Each new non-employee director receives an option to purchase 30,000 shares of the Company’s common stock upon election or appointment to the Company’s Board of Directors (the “Board”), with 1/3 of such option vesting on the first anniversary of the date of election or appointment and an additional 8 1/3% vesting at the end of every three-month period thereafter, subject to the director’s continued service to the Company.  Each such option is granted pursuant to, and subject to the terms of, the Company’s incentive award plan and a stock option award agreement in substantially the form of the Company’s standard stock option agreement approved by the Board.

Grant of Additional Stock Options

Each non-employee director who served as a director in the previous year receives an option to purchase 17,750 shares of the Company’s common stock on the date of each annual meeting of the Company’s stockholders, such option vests in full on the first anniversary of the grant date, subject to the director’s continued service to the Company.  Each such option is granted pursuant to, and subject to the terms of, the Company’s incentive award plan and a stock option award agreement in substantially the form of the Company’s standard stock option agreement approved by the Board.

Payment of Retainer Fee; Reimbursement of Travel and Other Expenses

Each non-employee director is entitled to receive an annual retainer for his or her service on the Board as well as additional fees for committee service as follows:

Position	Fees
Annual Retainer	$40,000
Non-Employee Chairman of the Board	$30,000
Audit Committee Chair	$20,000
Audit Committee Members (other than the Chair)	$10,000
Compensation Committee Chair	$15,000
Compensation Committee Members (other than the Chair)	$7,500
Nominating and Corporate Governance Committee Chair	$12,000
Nominating and Corporate Governance Committee Members (other than the Chair)	$6,000
Science Committee Chair	$10,000
Science Committee Members	$7,500
Additional Payments to Science Committee Chair and Members	$3,000 for each all day session attended (up to a maximum of $15,000 per year) that is in addition to the standard quarterly meetings of the Scientific Committee

All retainer amounts are paid quarterly in arrears during the fiscal year. Non-employee directors also receive reimbursement for reasonable travel and other expenses in connection with attending Board meetings.